Exhibit (p)(11)
IronBridge Capital Management, L.P.
Investment Adviser Compliance Policy
Manual
Approved: July 2009
Revised: November 2009

Compliance Policy Manual
Table of Contents
Introduction and Governance

Current Version
General Compliance 1. Custody and Possession of Assets	2009-07
2. Privacy	2009-07
Privacy Policy Notice
3. Record Retention	2009-07
5. Anti-Money Laundering	2009-07

Code of Ethics

10. Code of Ethics and Personal Trading	2009-10
11. Insider Trading	2009-07
12. Gifts and Entertainment	2009-07

Portfolio Trading

15. Cross Transactions	2009-07
16. Trade Aggregation and Allocation	2009-07
17. Trade Error Correction	2009-07

Brokerage and Research

25. Brokerage Selection	2009-07
26. Client-Directed Brokerage	2009-07
27. Soft Dollars	2009-07

Portfolio Management Responsibilities

30. Account Review	2009-07
31. Class Actions	2009-07
32. Portfolio Valuation	2009-07
33. Proxy Voting	2009-07
34. Portfolio Management Process	2009-07
35. Market Manipulation	2009-07

Financial Arrangements

41. Performance Fee	2009-07

Current Version
Marketing Matters

45. Client and Regulatory Disclosures	2009-07
46. Communications	2009-07
47. Solicitors	2009-07

IronBridge Capital Management, L.P. (“IronBridge”)
Investment Adviser Compliance Policy Manual Introduction
IronBridge has adopted this Compliance Policy Manual to govern the conduct of its employees. The term “Employee”, as defined within this policy manual is any person employed by IronBridge or IronBridge International, Ltd, unless otherwise stated. The purpose of these polices is to foster compliance with applicable regulatory requirements, as well as to educate IronBridge’s employees regarding the firm’s compliance practices. Employees are expected to be familiar with and to adhere to IronBridge’s policies. Furthermore, employees shall be required to acknowledge they have received and read this Compliance Policy Manual on an annual basis.
IronBridge is subject to the provisions of the Investment Advisers Act of 1940 (“Advisers Act”), which imposes a fiduciary duty on investment advisers. As a fiduciary, IronBridge has a duty of utmost good faith to act solely in the best interests of each of its clients. This fiduciary duty, along with core values defined in IronBridge’s Culture document, are the spirit in which this Compliance Policy Manual was created, and are the spirit in which each employee is expected to approach each and every aspect of his/her responsibilities at IronBridge. Unless otherwise noted, all policies contained within this Compliance Policy Manual apply to every employee
All employees are required to report promptly any violation of the policy manual (including any discovery of any violation committed by another employee) to the CCO. All such persons are encouraged to report any violations or perceived violations; as such good faith reports will not be viewed negatively by IronBridge’s management, even if the reported matter, upon investigation, is not determined to be a violation of the policy manual.
Upon discovery of a violation of this Compliance Policy Manual, the President and CCO may impose such sanctions as deemed appropriate, including, among other sanctions, a verbal warning, a letter of censure or suspension, or termination of the employment of the violator.
The following positions are noted throughout the Compliance Policy Manual:

Title	Abbreviation	IronBridge Employee Serving in this Capacity
Accounting Manager	n/a	Ty Baird
Chief Compliance Officer	CCO	John Davis
Human Resources Manager	n/a	Beth Murphy
President	n/a	Chris Faber
Valuation Officer	n/a	Charlie Henness

As IronBridge’s CCO, Mr. Davis is responsible for compliance and oversight of operational matters. Mr. Davis also oversees an annual review of IronBridge’s compliance program.
Material changes to this Compliance Policy Manual will be disseminated by the CCO as follows:
•	All employees shall receive a copy of the policy revision;

•	If the revised policy is described within IronBridge’s Form ADV, the Form ADV shall be updated;

•	If the policy is incorporated into IronBridge’s investment management agreement or any other disclosure document, such document shall be revised; and

•	To the extent IronBridge provides its policies to any clients on a periodic basis, any material changes shall be distributed to such clients.
Any IronBridge employee with questions or concerns regarding this Compliance Policy Manual or compliance matters in general should consult the CCO.
Approved: July 2009
Revised:

IronBridge Capital Management, L.P. (“IronBridge”)
Custody and Possession of Assets Policy
1.01 Overview
The Investment Advisers Act of 1940 (“Advisers Act”) defines custody as “holding, directly or indirectly, client funds or securities, or having any authority to obtain possession of them”. IronBridge’s policy is to only have custody in connection with its legal capacity over any IronBridge-managed private funds or to the extent advisory fees are deducted from a client’s account. This policy is designed to provide reasonable assurance that IronBridge does not inadvertently obtain further custody over client assets.
Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”) of IronBridge, or his designee.
1.02 General Guidelines
1.	All client assets will be held by a qualified custodian (as defined in Section 1.03 below), not by IronBridge;

2.	IronBridge will not require the prepayment of greater than $500 in fees from clients 6 months or more in advance;

3.	IronBridge may deduct management fees directly from client accounts provided IronBridge obtains the client’s written authorization to do so;

4.	IronBridge may not hold client securities in IronBridge’s name or in bearer form;

5.	Proceeds from the redemption of client securities may not be directed to IronBridge;

6.	All wires from client custodial accounts to outside (i.e., non-client) accounts must accompany client authorization;

7.	IronBridge may not serve as a power of attorney over a client’s account;

8.	IronBridge may not have signatory power over a client’s checking account; and

9.	IronBridge will not serve as trustee over a client’s account.
1.03 Qualified Custodian
All client assets will be held by a qualified custodian, which includes registered broker-dealers, bank and savings institutions, futures and commission merchants and foreign financial institutions that routinely hold financial assets for their customers.

1.	IronBridge will not route original custodial statements to its clients on behalf of a custodian.

2.	For the IronBridge-managed private funds where IronBridge serves as the general partner, managing member or other control person, the private funds must be audited at least annually. IronBridge is responsible to distribute each private funds’ audited financial statements (prepared in accordance with Generally Accepted Accounting Principals) to all investors within 120 days of the applicable private funds’ fiscal year-end.

3.	For all other clients, IronBridge is responsible, within reason, to ensure clients receive custodial statements, which include the client’s transactions and holdings, directly from the custodian on at least a quarterly basis. To meet this responsibility, IronBridge shall either:
a.	Receive duplicate copies of the clients’ custodial statements; or

b.	Send a letter to each client’s custodian instructing the custodian to forward all original client statements directly to IronBridge’s clients no less frequently than quarterly.
1.04 Receipt of Client Funds or Certificates
IronBridge personnel are expected to take the following actions when client funds or certificates are inadvertently received from a third party:
1.	Identify the client (or former client) to whom such client assets are attributable.

2.	Forward to the appropriate party checks clearly made payable to a third party, such as the client’s custodian.

3.	Forward directly to the client, within five business days, the following types of checks or securities received in the name of the client:
a.	Settlement checks from class action lawsuits;

b.	Tax refund checks from the IRS, State or other governmental taxing authorities;

c.	Dividend payments; and

d.	Stock certificates.
4.	Return to the sender, within three business days, any other client check or security certificate received by the firm. Such instruments may not be forwarded to any other party other than the sender.
IronBridge shall maintain a record of actions taken with respect to client assets inadvertently received.

1.05 Record Retention Requirements
IronBridge will maintain a record of documents in connection with this policy as required in its Record Retention Policy.
Approved: July 2009
Revised:

IronBridge Capital Management, L.P. (“IronBridge”)
Privacy Policy
2.01 Definitions
For purposes of this policy, the terms “Consumer”, “Client” and “Confidential Information” have the following definitions:
A.	“Consumer” is not necessarily a client but may be anyone who obtains financial products or services from IronBridge used primarily for personal, family or household purposes. Examples of consumer relationships include: (1) individuals invested in the private funds (2) a prospect with whom IronBridge is actively pursuing an investment relationship or (3) a prospect who provides IronBridge with non-public information, such as net worth information or potential portfolio size after attending a seminar or community event.

B.	“Client” means (1) an individual with a specific and continuous relationship with IronBridge who obtains or has obtained a financial product or service from IronBridge used primarily for personal, family or household purposes; or (2) that individual’s designated representative.

C.	“Confidential Information” is personally identifiable private information (information not available from public sources such as the phone book or a website) about the client or consumer, including information regarding name and address, age, social security number, assets, income, net-worth, account balance, account number, bank account information, beneficiary information and investment activity (such as purchase and redemption history).
2.02 Overview
IronBridge collects non-public information about clients and consumers. IronBridge will not share non-public personal information about clients or consumers with third parties not affiliated with IronBridge, except as noted below. Specifically, IronBridge may share personal information as necessary:
A.	To complete transactions or account changes as directed by the client;

B.	To maintain or service a client’s account;

C.	If requested to do so by a client;

D.	To resolve client disputes or inquires;

E.	To protect against or prevent actual or potential fraud, unauthorized transactions, claims, or other liability;

F.	With contracted service providers providing administrative functions for IronBridge; or

G.	If IronBridge is required or permitted by law or regulatory authorities with jurisdiction over the firm to do so.

2.03 Privacy Notices
The following notice requirements apply to IronBridge’s clients.
A.	Initial Privacy Notices
IronBridge will deliver an initial privacy notice (Appendix A) to a client before the client relationship is established — that is, before IronBridge begins to manage a client’s account. IronBridge may deliver the privacy notice within a reasonable period of time after the client relationship is established if the client agrees to receive the notice at a later time.

B.	Annual Privacy Notices
IronBridge will deliver its privacy notice (Appendix A) to clients on an annual basis, defined as every 12 months. IronBridge is not required to deliver annual privacy notices to former clients.

C.	Revised Privacy Notices
IronBridge will not disclose non-public personal information about a client to a non-affiliated third party other than as described in this policy or as permitted by Regulation S-P unless IronBridge has provided the client with:
(1)	A revised notice describing the new policy;

(2)	An “opt out” notice; and

(3)	A reasonable opportunity to opt out of the disclosure before IronBridge discloses the information to the non-affiliated third party.
IronBridge is not required to send privacy notices or provide opt-out elections to consumers unless IronBridge intends to share the consumer’s non-public personal information with a non-affiliated third party.
2.04 Safeguarding of Client Records and Information
IronBridge will maintain administrative, technical and physical safeguards reasonably designed to ensure the security and confidentiality of client records and information. To protect this information, IronBridge:

A.	Requires new employees to review and acknowledge the firm’s compliance policy manual, which includes this privacy policy, and all employees to review the compliance policy manual annually.

B.	Prohibits an employee from providing client information over the telephone, or in response to an e-mail message unless the employee has identified the other person as the client, a fiduciary representative of the client, an authorized agent of the client or a party that needs the information to complete a transaction for the client (such as broker-dealers, custodians or administrative service providers).

C.	Maintains appropriate security measures for its computer and information systems, including the use of unique or rotating passwords and firewalls.

D.	Employees shall dispose of client information in such a manner (e.g., use of shredding bins) to reasonably ensure it is protected from unauthorized access.

E.	Expects employees to lock the door to the office when no one is in the office.

F.	Prohibits unauthorized outside parties from entering the office unless an IronBridge employee is present.

G.	Engages a third party service provider only after entering into an agreement that prohibits the service provider from disclosing or using confidential personal information except as necessary to carry out its assigned responsibilities and only for that purpose.
Approved: July 2009
Revised:

Appendix A
IronBridge Capital Management, L.P. (“IronBridge”)
Privacy Policy Notice
Our Promise to You
As a client of IronBridge, you share both personal and financial information with us. Your privacy is important to us, and we are dedicated to safeguarding your personal and financial information.
Information Provided by Clients
In the normal course of doing business, we typically obtain the following non-public personal information about our clients:
•	Personal information regarding our clients’ identity such as name, address and social security number;

•	Information regarding securities transactions effected by us; and

•	Client financial information such as net-worth, assets, income, bank account information and account balances.
How We Manage and Protect Your Personal Information
We do not sell information about current or former clients to third parties, nor is it our practice to disclose such information to third parties unless requested or permitted to do so by a client or client representative or, if necessary, in order to process a transaction, service an account or as permitted by law. We may, however, share information about you with our affiliates. Additionally, we may share information with outside companies that perform administrative services for us. However, our arrangements with these service providers require them to treat your information as confidential.
In order to protect your personal information, we maintain physical, electronic and procedural safeguards to protect your personal information. Our Privacy Policy restricts the use of client information and requires that it be held in strict confidence.
Client Notifications
We are required by law to annually provide a notice describing our privacy policy. In addition, we will inform you promptly if there are changes to our policy. Please do not hesitate to contact us with questions about this notice.

IronBridge Capital Management, L.P. (“IronBridge”)
Record Retention Policy
3.01 Overview
This policy applies to records required to be maintained by IronBridge under the Investment Advisers Act of 1940 (“Advisers Act”) and as applicable the Investment Company Act of 1940 (“1940 Act”).
Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”) of IronBridge, or his designee.
3.02 Records to be Preserved and Maintained
IronBridge’s CCO is responsible to ensure all records required to be maintained under Rule 204-2 of the Advisers Act, and applicable rules under the 1940 Act, are properly maintained by IronBridge. The CCO maintains a complete list of required records. The CCO is also responsible to communicate with employees, as necessary, to ensure they understand their responsibilities regarding this Record Retention Policy.
3.03 Length-of-Time and Electronic Storage Requirements
A.	Length-of-Time Requirements

In general, books and records required under the Advisers Act shall be maintained for five years after the last dated entry, unless otherwise instructed by the CCO. Records required to be maintained under the 1940 Act generally must be maintained for six years after the last dated entry, unless otherwise instructed by the CCO. Records must be maintained onsite for two years and may be maintained offsite in an easily accessible location for the remaining time.

B.	Electronic Storage Requirements

The following procedures apply to records maintained electronically:
1.	IronBridge shall maintain reasonable safeguards designed to protect the records from loss, alteration or destruction;

2.	Access to the records shall be limited to authorized personnel;

3.	Electronic copies of non-electronic originals (e.g., scanned images) should be complete, true and legible;

4.	IronBridge will maintain processes to ensure records stored within an electronic medium may be promptly retrieved and viewed; and

5.	E-mail and instant messages are considered by IronBridge to be communications subject to Rule 204-2 of the Advisers Act, and all applicable e-mail and instant messages will be maintained in a similar manner as any other record required within Rule 204-2.
a.	In an effort to accurately retain e-mail, the use of personal e-mail accounts for business communications is prohibited.
Approved: July 2009
Revised:

IronBridge Capital Management, L.P. (“IronBridge”)
Anti-Money Laundering Guidelines
5.01 Overview
While investment advisers are not currently subject to anti-money laundering requirements, industry best practices suggest that advisers may wish to adopt and implement reasonable procedures to address money laundering activities. Therefore, the following guidelines are designed to educate employees in an effort to provide reasonable assurance that IronBridge will not willingly participate in money laundering activities. IronBridge employees should be aware that money laundering is an industry-wide issue and, despite the firm’s belief that it is at low-risk to being exposed to such activities, could potentially involve IronBridge clients.
Questions concerning these guidelines should be directed to the Chief Compliance Officer (“CCO”) of IronBridge, or his designee.
5.02 Money Laundering Definition
Money laundering is generally defined as engaging in acts designed to conceal or disguise the true origin of criminally derived proceeds so that the unlawful proceeds appear to have come from legitimate origins or constitute legitimate assets. In general, money laundering occurs in three stages: placement, layering and integration.
A.	Placement occurs when the cash first enters the financial system. This is where the cash is converted to monetary instruments such as money orders or traveler’s checks or is deposited into an account at a financial institution.

B.	The layering stage takes place when the funds are transferred or moved to other accounts or other financial institutions to separate the funds from their criminal origins.

C.	The last stage of integration occurs when the funds are reintroduced into the economy and used to purchase legitimate assets or to fund legitimate activities.
5.03 Firm Business
IronBridge does business as a registered adviser and provides discretionary investment advice to its clientele. The following represents an overview of the types of clients IronBridge generally targets and the controls IronBridge relies upon to mitigate applicable money laundering risks.

A.	Institutional Clients
1.	Such clients are often known entities with publicly available information, most of which are often governed by a board.

2.	Securing institutional clients may involve working through a client-retained consultant, who may perform varying levels of due diligence on the potential client.

3.	Institutional account client assets are held by an independent custodian, which is often required to perform anti-money laundering due diligence reviews of the client.

4.	IronBridge manages pension plans and other institutional clients, which often use a pension administrator and other service providers.

5.	IronBridge generally communicates or meets with such clients, consultants or pension administrators on a regular basis.

6.	Account opening documentation is completed and retained by IronBridge, generally including a copy of the client’s articles of incorporation or other corporate identification.

7.	The firm has the authority to decline or terminate a relationship prior to funding and/or on an ongoing basis.
B.	High Net Worth Clients / Private Fund Investors (collectively, “clients”)
1.	Clients are often referred from known sources (other clients, solicitors engaged by IronBridge, business leaders or consultants).

2.	IronBridge generally communicates or meets with such clients on a regular basis.

3.	Separate account client assets are held by an independent custodian, which is often required to perform anti-money laundering due diligence reviews of the client.

4.	Private fund assets are held by a prime broker.

5.	Private fund investors are required to be qualified investors, as evidenced by use of a checklist.

6.	Account opening documentation is completed and retained by IronBridge.

7.	Aside from management fees, any checks received from a client are either forwarded to the custodian or returned to the client, in accordance with IronBridge’s Custody and Possession of Assets Policy.

8.	The firm has the authority to decline or terminate a relationship prior to funding and/or on an ongoing basis.
C.	Foreign Clients (including both individual and institutional foreign clients)
1.	Foreign clients are often referred from known sources (other clients, solicitors engaged by IronBridge, business leaders or consultants).

2.	IronBridge generally communicates or meets with such foreign clients on a regular basis.

3.	Account opening documentation is completed and retained by IronBridge.

4.	Aside from management fees, any checks received from a foreign client are either forwarded to the custodian or returned to the client, in accordance with IronBridge’s Custody and Possession of Assets Policy.

5.	The firm has the authority to decline or terminate a relationship prior to funding and/or on an ongoing basis.
5.04 Pre-Screening/OFAC Check
All clients, including investors in IronBridge-managed private funds, institutions and foreign clients, shall no less than annually be screened against select government supplied lists of known criminals, terrorists or suspected businesses affiliated with known criminals or terrorists. IronBridge shall contact an appropriate government agency, generally the Office of Foreign Asset Control (“OFAC”), should it determine that an OFAC list search has resulted in a potentially targeted person or organization.
5.05 Yellow Flag Indicators
When interacting directly with clients, IronBridge expects its employees to be conscious of the following “yellow flag” activity and transactions, which may warrant additional attention. “Suspicious activity” does not necessarily mean the funds are associated with illicit activity. Rather, it indicates the activity may require a closer look. The key is to determine whether the activity is consistent with the normal activity of the particular customer. Employees should immediately consult with the CCO if they believe a client has engaged in activities that are inconsistent with the customer’s normal activity.
A. Point of Sale Indicators
1.	Clients who have an unusual desire for secrecy related to their account.

2.	Clients who are more concerned with the mechanics of the account than the investment performance.

3.	Clients who refuse to provide information regarding identification or beneficial ownership of an account.
B.	Ongoing Indicators
1.	Unusual investments in client accounts or financial activities conducted by the client that are inconsistent with the client’s past activities.

2.	Financial activity that is inconsistent with the account’s investment strategy and investment objective.

3.	A client who requests a transaction to be processed outside of IronBridge’s normal documentation requirements.

4.	Suspicious client correspondence (e.g., partially typed forms or letters of instruction and handwriting exhibiting foreign characteristics such as unnecessary periods or clearly altered communications.)

5.06 Record Retention
IronBridge will maintain copies of all documentation relating to the operation of these AML guidelines in accordance with its Record Retention Policy.
Approved: July 2009
Revised:

IronBridge Capital Management, L.P. (“IronBridge”)
Code of Ethics and Personal Trading Policy
10.01 Overview
The purpose of this Code of Ethics and Personal Trading Policy (“Code”) is to set forth standards of conduct and personal trading guidelines that are intended to comply with Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”), as amended, and Rule 17j-1 of the Investment Company Act of 1940 (“1940 Act”), as amended. This Code of Ethics and Personal Trading Policy has been adopted by IronBridge to set forth standards of conduct and personal trading guidelines for which every employee of IronBridge is expected to follow. The term “employee”, as defined within this policy is any person employed by IronBridge or IronBridge International, Ltd, (“IronBridge International”), (collectively “IronBridge”) unless otherwise stated.
Every Supervised Person (as defined in section 10.02(A)(15)) of IronBridge will be required to certify annually that:
•	S/he has read and understood this policy and recognizes s/he is subject to its provisions; and

•	S/he has complied with the applicable provisions of this policy and has reported all personal securities transactions required to be reported under Section 10.05 of this policy.
Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”) of IronBridge.
10.02 Terms and Definitions
A.	Definitions (as used within this policy):
1.	“Access Person” means any employee, officer or partner of IronBridge who, in conjunction with his/her regular functions or duties, obtains nonpublic information regarding client holdings, or the purchase or sale of a security for a client.

2.	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

3.	“Beneficial Ownership” has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”)

in determining whether a person is a beneficial owner for purposes of Section 16 of the 1934 Act. As a general matter, “beneficial ownership” will be attributed to an employee in all instances where the person has or shares (i) the ability to purchase or sell the security; (ii) voting power; or (iii) a direct or indirect monetary interest in such security, including through any contract, arrangement, understanding, relationship or otherwise.
Beneficial ownership typically includes:
a.	Securities held in a person’s own name;

b.	Securities held with another in joint ownership arrangements;

c.	Securities held by a bank or broker as nominee or custodian on such persons’ behalf or pledged as collateral for a loan;

d.	Securities held by immediate family members sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships); and

e.	Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.
Any uncertainty as to whether an access person beneficially owns a security should be brought to the attention of the CCO.

4.	“Control” has the same meaning as set forth in Section 2(a)(9) of the 1940 Act. In summary, control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

5.	“Client” means any person or entity for which IronBridge serves as an investment adviser.

6.	“Exempt transactions” are those security transactions within a personal investment portfolio that are exempt from the Code’s reporting requirements and include:
a.	Transactions in open-end mutual funds that are not Reportable Funds, as defined below;

b.	Securities issued by the United States Government;

c.	Bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, money market funds;

d.	Transactions in accounts not managed by IronBridge or an affiliate, in which the employee has no direct or indirect influence or control; and

e.	Transactions effected pursuant to an automatic investment plan as defined above.

7.	“Federal Securities Laws” means the Securities Act of 1933 (“1933 Act”), the Securities Exchange Act of 1934 (“1934 Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (“1940 Act”), the Investment Advisers Act of 1940 (“Advisers Act”), Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

8.	“Initial Public Offering (“IPO”)” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

9.	“Monetary interest” has the same meaning as “pecuniary interest” as described in Rule 16a-1(a)(2) of the 1934 Act; the opportunity to directly or indirectly profit or share in any profit derived from a security transaction.

10.	“Private Placement” has the same meaning as “Limited Offering”, an offering that is exempt from registration under the 1933 Act, and includes IronBridge managed private funds.

11.	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security, the conversion of a convertible security, and the exercise of a warrant for the purchase of a security.

12.	“Reportable Fund” means any investment company where IronBridge, or an affiliate, serves as investment adviser or sub-adviser, as defined in Section 2(a)(20) of the 1940 Act.

13.	“Security” has the same meaning as set forth in Section 202(a)(18) of the Advisers Act, except that it does not include the following securities (“Excluded Securities”):
a.	Shares of registered open-end investment companies, except Reportable Funds, which are included;

b.	Direct obligations of the United States Government;

c.	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

d.	Shares issued by any money market fund; and

e.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are Reportable Funds.

Notwithstanding any of the above, all shares of Exchange Traded Funds, whether open-end investment companies or unit investment trusts, are included in the definition of Security for the purposes of this Code.
Some of the more common inclusions in this definition are any note, stock, treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, interest in a private placement, or any put, call, straddle or option on any security or on any group or index of securities.
14.	A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated, and with respect to the person making the recommendation, when such person seriously considers making such a recommendation. Further, a security is being considered for purchase or sale:
a.	With respect to a portfolio manager or persons advising a portfolio manager with respect to a specific transaction, during the period a portfolio manager is making a determination regarding the purchase or sale of a security; or

b.	With respect to the person making the recommendation, when such person seriously considers making such a recommendation.
15.	“Supervised Person” as set forth in Section 202(a)(25) of the Advisers Act means any officer, director, partner, or employee of IronBridge or IronBridge International, or any other person who provides advice on behalf of IronBridge or IronBridge International and is subject to IronBridge’s supervision and control.
10.03 Standard of Conduct
The Advisers Act imposes a fiduciary duty on all investment advisers, including IronBridge. As a fiduciary, IronBridge has a duty of utmost good faith to act solely in the best interests of each of its clients. Clients entrust the firm to prudently manage their assets, which in turn places a high standard on the conduct and integrity of IronBridge’s Supervised Persons. This fiduciary duty compels all Supervised Persons to act with the utmost integrity in all dealings. This fiduciary duty is the core principle underlying this Code of Ethics and Personal Trading Policy, and represents the expected basis of all dealings with IronBridge clients.
In connection with these expectations, IronBridge has established the following core principles of conduct. While the following standards are not all-encompassing, they are consistent with IronBridge’s culture of trust, honesty, integrity, independence, pride, humility, loyalty, humor, respect, positive mental attitude and competitive spirit which is evident throughout IronBridge.
A. Core Principles
1.	Supervised Persons are expected to comply with federal securities laws (as defined in section 10.02(A)(7)). Strict adherence to IronBridge’s compliance policy manual and instructions provided by the CCO will assist Supervised Persons in complying with this important requirement;

2.	Supervised Persons are expected to abide by the spirit of the IronBridge Culture document;

3.	The interests of clients should be placed ahead of those of all others;

4.	Supervised Persons should not take inappropriate advantage of their position with IronBridge;

5.	Supervised Persons should avoid any actual or potential conflict of interest with any IronBridge client in all personal securities transactions;

6.	Personal securities transactions should be conducted in a manner consistent with this policy, and should not adversely impact a client’s account;

7.	Diligence and care shall be taken in maintaining and protecting non-public, confidential information concerning IronBridge’s clients (as addressed in IronBridge’s Privacy Policy); and

8.	IronBridge will strive to foster a healthy culture of compliance.
B. General Prohibitions
The Advisers Act prohibits fraudulent activities by affiliated persons of IronBridge. Specifically, these persons may not:
1.	Employ any device, scheme or artifice to defraud a client;

2.	Make any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice or course of business that operates or would operate as fraud or deceit on a client; or

4.	Engage in any manipulative practice with respect to a client.
C. Personal Conduct
1.	Gifts and Business Entertainment

Supervised Persons may only accept or provide gifts or business entertainment relating to IronBridge’s business, as permitted in the IronBridge Gift and Entertainment Policy.

2.	Charitable Contributions

Supervised Persons are prohibited from making charitable contributions for the purpose of obtaining or retaining advisory contracts with organizations. In addition, Supervised Persons are prohibited from considering IronBridge’s current or anticipated business relationships as a factor in soliciting charitable contributions.

Although IronBridge does not often receive requests from charitable organizations, IronBridge may make charitable contributions to organizations it deems appropriate. In making this determination, IronBridge may consider the importance of the charitable organization to IronBridge or its clients. In an effort to avoid the appearance of a material conflict, such charitable contributions are limited and of a reasonable value, as determined by IronBridge.

All requests for charitable contributions should be submitted to the Human Resources Manager for approval.

3.	Political Contributions

Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts. In addition, Supervised Persons are prohibited from considering IronBridge’s current or anticipated business relationships as a factor in soliciting political contributions.

4.	Service as Director for an Outside Company

Any Supervised Person wishing to serve as director for an outside public company or private company (for profit or not-for-profit) must first seek the approval of the CCO. The CCO, in reviewing the request, will determine whether such service is consistent with the interests of the firm and its clients.

5.	Outside Business Interests

Supervised Persons wishing to engage in business activities outside of IronBridge’s business must seek approval from the CCO and, if requested, provide periodic reports to the CCO, or his designee, summarizing those outside business activities.
D.	Protection of Material Non-public Information
1.	Supervised Persons are expected to exercise diligence and care in maintaining and protecting client non-public, confidential information as outlined in IronBridge’s Privacy Policy.

2.	Supervised Persons are also expected to not divulge information regarding IronBridge’s securities recommendations or client securities holdings to any individual outside of the firm, except as approved by the CCO.

3.	Supervised Persons are expected to adhere to any Reportable Fund’s policy on the disclosure of mutual fund holdings.
10.04 Personal Trading Policy
A.	Prohibited Transactions

Unless specifically permitted, no Access Person, as defined in section 10.02(A)(1), shall execute the following personal securities transactions when IronBridge (on behalf of its clients):
1.	Has a pending “buy” or “sell” order in that same security;

2.	Has purchased or sold that same security within 10 days (before or after); or

3.	Is considering purchasing or selling that same security, see 10.02(A)(14) for the definition of a security being considered for purchase or sale.
No Access Person shall profit from the purchase and sale, or sale and purchase, of the same or equivalent securities including Reportable Funds within 60 calendar days (“short-term trade”). This restriction does not apply to the following short-term trades:
•	A short-term trade involving Exempt Transactions (see section 10.02(A)(6)), except for Reportable Funds (i.e. an employee may not effect a short term trade in a Reportable Fund); or

•	A short-term trade resulting from an automatic dividend reinvestment plan.
B. Personal Trading Restrictions
1.	Initial Public Offerings Access Persons are not permitted to acquire securities in an initial public offering.

2.	Private Placements

Access Persons are permitted to acquire private placements after requesting and obtaining pre-approval of the transaction. See section 10.04(B)(3) below for pre-clearance requirements.

3.	Pre-clearance of Personal Securities Transactions Pre-clearance is required for all personal securities transactions with the exception of those outlined below:

a.	Shares of registered open-end investment companies including Reportable Funds;

b.	Direct obligations of the United States Government;

c.	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

d.	Shares issued by any money market fund;

e.	Shares issued by unit investment trusts that are invested exclusively in one or more open-ended investment companies, none of which are Reportable Funds;

f.	Transactions in accounts not managed by IronBridge or an affiliate, in which the Access Person has no direct or indirect influence or control; and

g.	Transactions effected pursuant to an automatic investment plan.
Pre-clearance requests should be submitted to the CCO, or his designee, and such requests should be made on the form maintained by the CCO. The pre-clearance authorization is effective until the close of business on the day the pre-clearance request is approved, unless extended or revoked at the discretion of CCO. The CCO or his designee may disapprove such request for any reason s/he deems appropriate. All pre-clearance requests of the CCO shall be submitted to the Accounting Manager for review and approval.
10.05 Reporting Requirements
A. Reporting Requirements by Access Persons
1.	Quarterly Transaction Report

Within 30 calendar days following the end of each calendar quarter, Access Persons shall submit to the CCO, or his designee, a report of personal securities transactions in which the Access Person had a direct or indirect beneficial ownership interest including transactions in Reportable Funds and Private Placements (which include the IronBridge managed private funds). If an Access Person effected no transactions during the applicable quarter, s/he shall file a report indicating as such. The CCO shall submit his transaction report to the Accounting Manager of the firm, or another Access Person, as designated by the President. Access Persons may use the form maintained by the CCO to report transactions. Investment statements may be submitted in lieu of completing the form so long as the statements contain all of the required information as described below.

Information to be included on this quarterly transaction report is as follows:
•	Trade Date

•	Security Name

•	Ticker Symbol, CUSIP number, interest rate and maturity date

•	Number of Shares or Par

•	Type of Transaction (Purchase, Sale or Other)

•	Price

•	Principal Amount

•	Broker Name

•	Account Number

•	Date of Report
Quarterly transaction reports must also include any new accounts established during the period and include the name of the bank or broker/dealer, the account number and the date the account was established.
Transactions in the following securities, defined as Exempt Transactions in section 10.02(A)(6), are not required to be reported:
a.	Transactions in open-end mutual funds that are not Reportable Funds;

b.	Securities issued by the United States Government;

c.	Bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, money market funds;

d.	Transactions in accounts not managed by IronBridge or an affiliate, in which the employee has no direct or indirect influence or control; and

e.	Transactions effected pursuant to an automatic investment plan as defined in section 10.02(A)(2).
2.	Holdings Report

Access Persons are required to provide a report of all personal securities holdings, other than Excluded Securities described in section 10.02(A)(13). In addition to other securities holdings, holdings in Reportable Funds and Private Placements (which include the IronBridge managed private funds) require reporting. All reports should be provided to the CCO, or his designee, within 10 calendar days upon becoming an employee of IronBridge and on an annual basis thereafter, as directed by the CCO or his designee. These reports should be current as of a date not more than 45 calendar days prior to submission. Investment statements may by submitted in lieu of the report as long as all required information and holdings are included within the statements. The report and/or investment statements should contain the following information:
•	Security Name

•	Ticker Symbol or CUSIP number

•	Number of Shares or Par

•	Principal Amount

•	Broker or Bank Name

•	Date of the Report
The CCO shall submit his holdings report to the Accounting Manager of the firm. Access Persons may use the form maintained by the CCO to report holdings.
B.	Submission of Duplicate Confirmations and Periodic Statements

IronBridge prefers for each Access Person to arrange for duplicate copies of trade confirmations and periodic statements of his or her investment accounts to be sent to the CCO. In lieu of duplicate confirms and statements, Access Person accounts may be set-up for online/download access by the CCO for monitoring. This requirement applies to any investment account over which the Access Person has direct or indirect beneficial ownership.

C.	Review of Personal Securities Reports

The CCO shall generally consider the following factors when reviewing reportable security holdings and transactions reports as well as pre-clearance requests:
1.	Whether the investment opportunity should be directed to a client’s account;

2.	Whether the amount or nature of the transaction affected the price or market for the security;

3.	Whether the Access Person benefited from purchases or sales being made for clients;

4.	Whether the transaction harmed any client; and

5.	Whether the transaction has the appearance of impropriety.
The Accounting Manager will review the CCO’s personal securities reports. In no case should an Access Person review his/her own report.
10.06 Record Keeping Requirements
IronBridge will keep the following records regarding this Code of Ethics and Personal Trading Policy:
A.	Current and historic copies of this Code of Ethics and Personal Trading Policy;

B.	Supervised Persons’ written acknowledgement of receipt of Code of Ethics and Personal Trading Policy;

C.	Historic listings of all Supervised Persons subject to this Code of Ethics and Personal Trading Policy;

D.	Violations of the Code of the Ethics and Personal Trading Policy, and records of action taken as a result of the violations;

E.	All personal securities reports made by Access Persons and/or copies of investment account confirmations and statements;

F.	Personal transaction approvals; and

G.	Any reports made to a Reportable Fund’s Board of Directors.
10.07 Reporting of Violations
All Supervised Persons are required to report promptly any violation or suspected violation of this policy (including the discovery of any violation committed by another Supervised Person) to the CCO. Examples of items that should be reported include (but are not limited to): non-compliance with federal securities laws; conduct that is harmful to clients; and purchasing securities contrary to the Personal Trading Policy. The CCO and President will determine whether such violations should be reported to any mutual fund board for which IronBridge advises or sub-advises.
Such persons are encouraged to report any violations or perceived violations as such good faith reports will not be viewed negatively by IronBridge management, even if the reportable event, upon investigation, is determined to be non-volitional in nature and the CCO determines the Supervised Person reported such apparent violation in good faith.
10.08 Sanctions
Upon discovering a violation of the Code of Ethics and Personal Trading Policy, the CCO and IronBridge’s President may impose such sanctions as they deem appropriate, including, among other sanctions, a letter of censure or suspension, or termination of employment of the violator.
Approved: July 2009
Revised: November 2009

IronBridge Capital Management, L.P. (“IronBridge”)
Insider Trading Policy
11.01 Overview
No employee may purchase or sell a security while in possession of material, non-public information. This prohibition applies to transactions made personally by IronBridge employees and transactions made on behalf of others, including trades in client accounts managed by IronBridge. IronBridge also prohibits communicating material, non-public information to others in violation of the law, frequently referred to as “insider trading.” This policy applies to every employee and extends to activities within and outside their duties at IronBridge.
“Insider trading” generally refers to the use of material, non-public information to trade in securities (whether or not one is an “insider” of a specific company). Insider trading also encompasses the communication of material, non-public information to others. Individuals trading securities while in possession of material, non-public information or improperly communicating that information to others may be exposed to stringent penalties. While penalties may be imposed internally by IronBridge, employees trading while in possession of material, non-public information may be subject to legal penalties as well.
Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”) of IronBridge, or his designee.
11.02 Procedures
The following procedures have been established to aid IronBridge and all employees in avoiding insider trading, and to assist IronBridge in preventing and detecting insider trading. Any questions regarding these procedures should be directed to the CCO.
A.	Identifying Non-public Information

Before employees trade securities for themselves or others, including private accounts managed by IronBridge, an employee should ask him/herself the following questions regarding the information they receive about the security:
•	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the security if it were generally disclosed to the public?

•	Is the information non-public? To whom has this information been provided? Has the information been communicated to the marketplace by being published in financial publications, brokerage reports, the internet or other publications of general circulation?
While there are various legal nuances regarding the true definition of insider trading, insider trading generally includes the following scenarios:
1.	Classic Scenario: Trading by an insider who owes a duty to the issuer of the security traded;

2.	Misappropriation Scenario: Trading based on material non-public information in breach of a duty owed to someone other than the issuer; or

3.	Tipping Scenario: The recipient of inside information assumes the same liability as the person who provided the tip, if the recipient knows or should have known the provider of such information is breaching a duty by transmitting or otherwise sharing the information.
B.	Employee Actions

If, after consideration of the above, (i) any employee believes s/he is in receipt of material, non-public information; (ii) an employee has questions as to whether s/he is in receipt of material, non-public information; or (iii) any employee suspects a client is trading based on inside information, the employee should take the following steps:
1.	Report the information and, if applicable, proposed trade immediately to the CCO or President;

2.	Do not purchase or sell the securities either on behalf of yourself or on behalf of others, including any client account managed by IronBridge; and

3.	Do not communicate the information inside or outside of IronBridge, other than to the CCO or President.
After the CCO or President has reviewed the issue, the employee will be instructed either to continue the prohibition against trading and communication because the CCO or President has determined that the information is material and non-public, or the employee will be allowed to trade the security and communicate the information.
C.	Management Actions

Upon determination that the information may represent material inside information, the CCO or President will take the following actions, as deemed appropriate:
1.	If the CCO has been informed by an employee, the CCO will inform the President. Likewise, if the President has been informed by an employee, the President will inform the CCO;

2.	Consider a halt to all firm trading activity in the security;

3.	Consider a halt to all recommendations of the security;

4.	Consider requesting the issuer or other appropriate parties to disseminate the information promptly to the public if the information is valid and non-public;

5.	Take steps to ensure all files containing material, non-public information are sealed and access to computer files containing material, non-public information are restricted;

6.	Consult with other senior members of the firm; and

7.	Notify legal counsel and request advice as to what further steps should be taken before transactions or recommendations in the securities are resumed.
In addition, the CCO or President shall confidentially document the firm’s actions in addressing the material inside information.
Approved: July 2009
Revised:

IronBridge Capital Management, L.P. (“IronBridge”)
Gift and Entertainment Policy
12.01 Statement of Policy
IronBridge employees must use reasonable care and judgment to achieve and maintain independence and objectivity in the execution of our fiduciary duties. Employees must not offer, solicit or accept any gift, benefit, compensation or consideration that could reasonably be expected to compromise our own or another’s independence and objectivity, therefore no IronBridge employee may accept or provide any gifts or business entertainment relating to IronBridge’s business unless permitted in this policy.
Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”) of IronBridge, or his designee.
12.02 Permissible Gifts and Entertainment
A.	Acceptance of Gifts and Receipt of Business Entertainment
1.	Acceptance of Gifts

Employees are prohibited from receiving any gift, gratuity, hospitality or other offering of more than a de minimis amount (less than $100) per year from any person or entity doing business with IronBridge. All gifts received shall promptly be reported to the CCO, or his designee, who will keep a log of such items.

2.	Receipt of Business Entertainment

This policy imposes a limit of $250 per year on the receipt of business entertainment or events where the employee has reason to believe there is a legitimate business purpose, for example, business entertainment such as a dinner, or sporting event, of reasonable value. A representative of the entity providing the entertainment must be present at the event to be considered legitimate business entertainment. If a representative is not at the event, then the entertainment is considered a gift subject to the limitations described in this policy. The CCO will keep a log of all business entertainment received.
B.	Giving of Gifts and Business Entertainment
1.	Giving of Gifts

Employees are prohibited from giving any gift, gratuity, hospitality or other offering of more than a de minimis amount (less than $100) per year to any person or entity doing business with IronBridge, with the exception of accounts subject to Department of Labor (“DOL”) oversight (such as ERISA qualified accounts), whereby IronBridge will limit the value of any gift, gratuity, hospitality, or other offering to the value determined by IronBridge’s understanding of current DOL accepted standards. All such gifts provided shall routinely be reported to the CCO, or his designee, who will maintain a log of such items.

2.	Business Entertainment

IronBridge employees are expected to attend any business entertainment or event, such as a concert or sporting event, where access to an event is provided by IronBridge. If an IronBridge employee is unable to attend, the entertainment provided by IronBridge shall be considered a gift, subject to the limitations outlined in section 12.02(B)(1) above. All business entertainment is tracked in the firm’s corporate accounting system. Additionally, the CCO will periodically conduct a review of business entertainment hosted by IronBridge.
12.03 Valuation of Gifts and Entertainment
Gifts and Entertainment should be valued at the higher of the cost or market value.
12.04 Reporting of Violations
A.	IronBridge employees will notify the CCO promptly should they become aware of any violations or potential violations of this policy.

B.	The CCO will review any such reported violations of this policy to determine appropriate actions.
12.05 Record Retention Requirements
IronBridge will maintain a record of documents in connection with this policy as required in its Record Retention Policy.
Approved: July 2009
Revised:

IronBridge Capital Management, L.P. (“IronBridge”)
Cross Transactions Policy
15.01 Overview
IronBridge does not generally effect cross transactions between its client accounts, however under specific circumstances it may occur. Specific examples of cross transactions may be found below.
Any employee who believes it would be in IronBridge clients’ best interest to effect a specific cross transaction should consult with the CCO before effecting such a transaction, and any employee who believes that a cross transaction may have inadvertently occurred should notify the CCO immediately.
Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”) of IronBridge, or his designee.
15.02 Cross Transactions — Examples
IronBridge considers cross transactions to include the following:
1.	A purchase and sale of a security directly between two IronBridge clients, generally coordinated by IronBridge; and

2.	A purchase and sale of a security directly between two IronBridge clients where a broker-dealer or other entity serves as an intermediary for purposes of effecting the transaction, generally coordinated by IronBridge.
15.03 Cross Transaction Requirements
The following procedures apply to any cross transaction effected by IronBridge:
1.	IronBridge will comply with the applicable mutual fund’s Rule 17a-7 procedures, maintained by the CCO, which require, among other items, special pricing procedures to be followed in effecting an agency cross transaction;

2.	If a broker-dealer is used to facilitate settlement, a customary transfer fee may be paid to the broker-dealer. Any such fee will be a nominal flat fee rather than a per share fee.

3.	IronBridge will strive to ensure any such cross transaction achieves best execution for all clients involved and no client is disadvantaged by the transaction.

4.	ERISA accounts managed by IronBridge are generally not eligible to participate in cross transactions.
15.04 Record Retention
IronBridge will maintain a record of documents in connection with this policy as required in its Record Retention Policy.
Approved: July 2009
Revised:

IronBridge Capital Management, L.P. (“IronBridge”)
Trade Aggregation and Allocation Policy
16.01 Overview
IronBridge strives to treat all clients in a fair manner. This is the basic principle underlying IronBridge’s aggregation and allocation policy, which is designed to provide reasonable assurance that buy and sell opportunities are allocated fairly among clients and that, over time, all clients are treated equitably.
Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”) of IronBridge, or his designee.
16.02 Allocation of Investment Opportunities
IronBridge manages client accounts through model portfolios. As the weights are adjusted to the model or when contributions or withdrawals occur in a portfolio(s), actions are taken to bring the related portfolios in-line with the model. In general, investment opportunities shall be made available to all clients: 1) that are eligible to participate; and 2) where such investment opportunities are deemed to be appropriate for the specific client. The portfolio manager(s) of each investment strategy shall be responsible for making these determinations. The following guidelines shall be considered by the portfolio manager in allocating investment opportunities:
1.	Investment opportunities shall be allocated based primarily upon the merits of the investment opportunity and the investment objectives, restrictions or styles of the client accounts; and

2.	Investment opportunities shall be allocated without regard to factors that solely benefit IronBridge, including but not limited to, client-specific financial arrangements (such as performance-based fee incentives).
Each trade is created using an order management system (OMS) and applied to all portfolios in the model. The OMS creates pre-allocation schedules of shares for each portfolio based upon the portfolio value, target weight and current price. Once the aggregated trade is executed the shares are allocated in-line with the pre-allocation schedule. In cases where the order is only partially completed, the security shall be allocated on a pro-rata basis or using a leveling strategy, treating each portfolio equally. Leveling adds together the portfolio’s current shares and the shares being allocated in order to calculate a level percent of total market value for the portfolios in the allocation. If a portfolio’s current position exceeds the level, its current shares are dropped from the calculation and a new level target is calculated for the remaining portfolios.

16.03 Trade Aggregation
It is IronBridge’s policy to trade as a firm — to trade in such a manner that its clients are not competing against one another in the marketplace. When practical, client trades in which IronBridge has full discretion in choosing brokers (“non-directed” accounts) will be bunched in a single order (a “block”) in an effort to obtain best execution at the best security price available. Occasionally, a portfolio manager will submit an order which may be blocked with an active order on the blotter. Generally in those situations, the trader will close the active order and create a new block order which includes all eligible accounts.
If a block order is filled (full or partial fill) at several prices through multiple trades, an average price will be calculated for all trades executed by the broker for the day, and all participants in the block trade will receive the average price. Generally, only trades executed within the block on the single day may be combined for purposes of calculating the average price.
From time to time, IronBridge may manage accounts where the client directs the firm to use a specific broker-dealer to execute trades. IronBridge may, at the discretion of the trader, aggregate trades of directed and non-directed accounts in an effort to achieve best execution if IronBridge determines such trade will not negatively impact its non-directed trades. In all other cases IronBridge will place directed trades after trades in non-directed accounts have been completed.
16.04 Deviations from Policy
Under certain circumstances IronBridge may deviate from this policy. The following is a partial list of such circumstances:
1.	Pro-rata allocation results in a de minimis number of shares;

2.	Portfolio is charged per trade transaction fees by its custodian, creating undue costs by executing trades over several days;

3.	Extreme market volatility;

4.	Cash limitations or excess cash;
a.	On occasion, when trading in accounts with high cash positions, IronBridge will allocate a portion of the fill to the high cash accounts first in order to minimize cash dispersion from the model, and then implement another allocation strategy described above in this policy to complete the allocation of the security among all accounts eligible to participate in the transaction.
5.	Client specific investment restrictions;

6.	Client’s tax status;

7.	Client direction or requirement to raise cash in the account; and

8.	Common sense and equitable adjustments.

16.05 Record Retention
IronBridge will maintain a record of documents in connection with this policy as required in its Record Retention Policy.
Approved: July 2009
Revised:

IronBridge Capital Management, L.P. (“IronBridge”)
Trade Error Correction Policy
17.01 Overview
This policy applies to all trade errors incurred by IronBridge in its role as investment adviser over its clients’ portfolios. This policy is intended to educate IronBridge employees regarding what constitutes a trade error and to provide guidelines to follow when a trade error occurs.
Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”) of IronBridge, or his designee.
17.02 Definition of a Trade Error
Although no formal definition exists, trading errors generally include but are not limited to the following situations:
•	Buying or selling the wrong security;

•	Failing to buy or sell securities as intended;

•	Buying, selling or allocating the incorrect number of shares;

•	Buying or selling a security in the wrong account;

•	Allocating securities to the wrong account;

•	Buying or selling securities not authorized by the investment management agreement, account investment objectives/guidelines or prospectus for funds advised (or sub-advised) by IronBridge; and

•	Failing to follow specific client instructions to purchase, sell or hold securities.
IronBridge does not consider trade errors to include administrative errors which are generally immediately correctable through communications with the broker (such as a clerical error by the broker in allocating shares of the block trade). However, in no instance will such administrative errors result in financial loss to a client.
17.03 Correction of Trade Errors
It is IronBridge’s policy for clients to be made whole following a trade error. With respect to separate accounts, when IronBridge causes a trade error to occur in a client account that results in a loss, IronBridge will reimburse the client. If the trade error results in a gain, the client will keep that gain.

All trade errors should be corrected within a reasonable period of time following discovery of the error. IronBridge shall not use commissions from other client accounts to correct trade errors.
17.04 Oversight and Documentation of Trade Errors
1.	Employees are responsible for immediately notifying the CCO of any trade error.

2.	The CCO is responsible for documenting the trade error, including a description of the error, financial impact (if any), the client(s) involved and the resolution (including the date the account was made whole). The record of the trade error should be maintained by the CCO, or his designee.

3.	The CCO is responsible for overseeing the appropriate resolution of the trade error, which includes analyzing how the error occurred and whether a pattern exists which needs to be addressed.

4.	The CCO, or his designee, is responsible to ensure payments made to clients as a result of the trade error correction are recorded in the firm’s accounting records.

5.	The Brokerage Committee will review trade errors on a periodic basis.
17.05 Record Retention
IronBridge will maintain a record of documents in connection with this policy as required in its Record Retention Policy.
Approved: July 2009
Revised:

IronBridge Capital Management, L.P. (“IronBridge”)
Brokerage Selection and Best Execution Policy
25.01 Overview
As part of its fiduciary duties as an investment adviser, IronBridge has an obligation to seek best execution for its clients. This policy summarizes the criteria IronBridge considers in selecting broker-dealers when placing trades for its clients.
Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”) of IronBridge, or his designee.
25.02 Factors Considered
IronBridge utilizes traditional brokers, electronic communication networks, and dark pools to execute trades on clients’ behalf. IronBridge considers many factors in selecting broker-dealers, including:
•	Research services provided;

•	Knowledge of and dominance in specific markets, securities and industries;

•	Quality of execution;

•	Commission structure;

•	Ability to locate liquidity;

•	Acceptable record keeping, administrative and settlement functions; and

•	Reputation and integrity.
25.03 Best Execution
Unless a client has directed IronBridge to conduct the client’s securities transactions through a specific broker-dealer, IronBridge determines the broker-dealer through which to trade a client’s securities. IronBridge actively utilizes dark pools and/or other electronic communication networks to facilitate client transactions.
It is IronBridge’s policy to seek the best execution with respect to each IronBridge-directed transaction. IronBridge defines best execution as placing trades in such a manner that the client’s total proceeds or cost for each transaction is the most favorable under the circumstances in which the trades are placed. The determinative factor is not the lowest possible commission cost, but whether the transaction represents the best qualitative execution for the client.

IronBridge’s trading and brokerage policies, procedures and practices are designed to assist the firm in meeting its goal of seeking best execution in all transactions for those accounts in which IronBridge is permitted to make brokerage arrangements for its clients. However, as these controls cannot alone ensure best execution, IronBridge employees are expected to be mindful of their responsibility to seek best execution for clients as part of their daily business activities, and are encouraged to suggest any recommendations to firm management that may improve the firm’s best execution process.
Receipt of products or services other than brokerage or research shall not be a factor in allocating IronBridge-directed transactions to broker-dealers.
25.04 Allocation of Brokerage to Compensate for Distribution of Mutual Fund Shares
1.	General Prohibitions

IronBridge shall not compensate a broker-dealer for the promotion or sale of shares of IronBridge advised (or sub-advised) mutual funds (“Funds”) by specifically directing to the broker or dealer:
A.	Fund portfolio securities transactions; or

B.	Any remuneration, including but not limited to any commission, mark-up, mark-down, or other fee (or portion thereof), received or to be received from a Fund’s portfolio transactions effected through any other broker or dealer.
2.	Transactions with Broker-Dealers

Notwithstanding the prohibitions outlined above, IronBridge may execute securities transactions with or through broker-dealers who may have a selling arrangement with any Fund in the ordinary course of business.
3.	Oversight Procedures
A.	IronBridge employees shall not consider whether a broker-dealer sells Fund shares in determining the allocation of portfolio transactions among broker-dealers.

B.	Any employee who believes s/he has been pressured into considering whether a broker-dealer sells Fund shares in determining where to allocate portfolio transactions must immediately report this information to the CCO.

25.05 Oversight
The Brokerage Committee conducts oversight over trading practices, including the selection of brokers, evaluation of best execution and an analysis of commissions. The Brokerage Committee includes the CCO and members of the trading and portfolio management functions. The Trading function continuously monitors broker-dealer relationships and the quality of services received.
25.06 Record Retention Requirements
IronBridge will maintain a record of documents in connection with this policy as required in its Record Retention Policy.
Approved: July 2009
Revised:

IronBridge Capital Management, L.P. (“IronBridge”)
Client-Directed Brokerage Policy
26.01 Overview
This policy applies to all client-directed brokerage arrangements, those arrangements where a client instructs IronBridge to direct all or a portion of its brokerage transactions to a specified broker-dealer. In such cases, IronBridge does not participate in negotiation of the commission rates or other terms of the relationship between the directed broker-dealer and the client.
Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”) of IronBridge, or his designee.
26.02 Client-Directed Brokerage Arrangements
As a matter of practice, IronBridge attempts to make full and fair disclosure of its duties to clients in directed brokerage arrangements. The following disclosures will generally be made within IronBridge’s Form ADV Part II:
A.	The client may forgo any benefit from savings on execution costs that IronBridge may obtain for other clients, such as negotiating volume discounts on bunched orders; and

B.	The client may not receive the same price or commission paid by other clients who utilize different brokers.
On an annual basis IronBridge will notify clients with directed brokerage arrangements, in writing, of the matters outlined above.
IronBridge will not direct brokerage on a new client’s behalf unless specifically directed by the client, generally in writing within the client investment management agreement or a separate letter of instruction. Any change in the designated broker to whom IronBridge is instructed to direct commissions must be accompanied by written instructions from the client or the client’s authorized representative.
26.03 Order of Execution
As more fully described within IronBridge’s Trade Aggregation and Allocation Policy, trades in accounts where the client directs brokerage may be placed after fully-discretionary trades.

26.04 Record Retention Requirements
IronBridge will maintain a record of documents in connection with this policy as required in its Record Retention Policy.
Approved: July 2009
Revised:

IronBridge Capital Management, L.P. (“IronBridge”)
Soft Dollar Policy
27.01 Statement of Policy
This policy applies to all soft dollar arrangements where IronBridge directs brokerage commissions to a broker-dealer in return for brokerage services and/or research that IronBridge uses in making investment decisions for its clients. IronBridge may utilize soft dollars in managing client accounts, as described within this policy, and attempts to make full and fair disclosure of its policies and practices relating to soft dollars within IronBridge’s current Form ADV Part II.
Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”) of IronBridge, or his designee.
27.02 Soft Dollar Arrangements
Brokerage services and research received in connection with soft dollar arrangements will not be used solely for the accounts that generated the brokerage commission, but will generally be used in managing all IronBridge clients’ accounts.
A.	Section 28(e) Eligible

Section 28(e) of the Securities Exchange Act of 1934 provides a “safe harbor” provision for brokerage and research services received in connection with soft dollar arrangements. It is IronBridge’s policy to operate within the safe harbor of Section 28(e) when using client commissions to pay for services that assist the firm in its management of client accounts. IronBridge’s Brokerage Committee is primarily responsible to provide reasonable assurance all such services fall within the safe harbor provision by considering whether:
1.	IronBridge has investment discretion over the client accounts involved in the soft dollar trade;

2.	The product or service is research or brokerage in nature;

3.	The product or service provides lawful and appropriate assistance in the performance of IronBridge’s investment decision-making responsibilities; and

4.	The amount of commissions paid to the broker is reasonable in relation to the value of the research services provided by the broker, as determined in good faith by the Brokerage Committee.

B.	Broker-Provided General Research Services

IronBridge may pay brokers a fair and reasonable amount of brokerage in exchange for general research provided subject to the Section 28(e) provisions described above. IronBridge may also consider the benefit of research services provided by broker-dealers (such as invitations to conferences, meetings with company management or general research) in allocating brokerage to a specific broker. All such arrangements shall be informal in nature.

C.	Third-Party Research

Consistent with Section 28(e), IronBridge may utilize third-party research arrangements. In such an arrangement, a broker-dealer contracts with a third-party research provider to provide research services directly to an adviser. The adviser receives credit against the cost of such services based upon the amount of commissions executed with the broker-dealer.

Any new third-party research arrangement requires the prior approval of the Brokerage Committee, who will determine:
•	Whether the product or service assists IronBridge in performing its investment decision-making responsibilities; and

•	Whether an allocation of the cost between research and non-research components of the product or service is necessary, as described below.
D.	Mixed-Use Products and Services

IronBridge may utilize a research product or service that also provides non-research functionality to IronBridge (such as bookkeeping, administrative, marketing or client reporting elements). IronBridge will not pay for such mixed-use products or services solely with soft dollars; rather, the Brokerage Committee will make a reasonable and good faith allocation of the cost of the research and non-research components in relation to the anticipated use of the product or service. All elements of a product or service deemed by the Brokerage Committee to be non-research in nature will be paid from firm resources (“hard dollars”) and not with client commissions. The Brokerage Committee will routinely document the basis for the reasonable and good faith division of the cost of the service and review the appropriateness of the allocation.
27.03 Oversight
On a periodic basis the Brokerage Committee will review soft dollar services, brokerage arrangements and commission summary reports to determine if commissions are reasonable in light of the brokerage and research services received and that the services received are soft dollar eligible under the Section 28(e) safe harbor.
27.04 Record Retention Requirements
IronBridge will maintain a record of documents in connection with this policy as required in its Record Retention Policy.
Approved: July 2009
Revised:

IronBridge Capital Management, L.P. (“IronBridge”)
Account Review Policy
30.01 Overview
IronBridge regularly monitors and reviews client accounts with the objective of ensuring client investment objectives and restrictions are met.
Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”) of IronBridge, or his designee.
30.02 Review of Accounts
Reviews are continuously performed by the Portfolio Managers assigned to the account and all accounts are reviewed on a regular basis.
IronBridge’s review of client accounts is facilitated by the following:
A.	A performance dispersion report is reviewed by the Portfolio Managers, the CCO and other staff on a regular basis;

B.	IronBridge employs the use of its order management system to assist in the monitoring of investment guidelines and restrictions;

C.	Performance-based fee arrangements are fully disclosed to clients and are monitored by IronBridge for potential conflicts of interest; and

D.	IronBridge, as investment adviser to private funds and separately managed accounts, has developed policies to address potential conflicts of interest.
30.03 Investment Company Clients
IronBridge, in serving as investment adviser and sub-adviser to investment companies, is required to follow provisions set forth in the Investment Company Act of 1940 (“1940 Act”) as well as the investment policies of each investment company advised or sub-advised by IronBridge. The following considerations are designed to provide reasonable assurance that IronBridge’s actions, or inactions, do not result in violations of the provisions of the 1940 Act, nor stated investment policies related to its investment company clients:
A.	IronBridge will request and adhere to specific investment policies, objectives and restrictions adopted by its investment company clients; and

B.	Guidelines, restrictions, percentage limitations, security rating requirements, regulatory restrictions as well as any other pertinent investment restrictions for investment company clients are reviewed on at least an annual basis by Portfolio Managers.

30.04 Reporting of Violations
A.	IronBridge employees will notify the CCO promptly should they become aware of any violations or potential violations of this policy.

B.	The CCO will review any such reported violations of this policy to determine appropriate actions.
30.05 Record Retention Requirements
IronBridge will maintain a record of documents in connection with this policy as required in its Record Retention Policy.
Approved: July 2009
Revised:

IronBridge Capital Management, L.P. (“IronBridge”)
Class Actions Policy
31.01 Statement of Policy
IronBridge may periodically receive notices of pending class action litigation involving securities held, or formerly held, in client accounts. IronBridge, as a matter of policy, does not participate in legal actions such as class action lawsuits on behalf of its clients. Rather, such decisions remain with the client or an entity designated by the client. At the client’s request, IronBridge may assist the client in reaching this decision by forwarding claims to the client or by providing supporting documentation and information. However, the final determination of whether to participate, and the completion and tracking of any such related documentation, generally rests with the client or a party designated by the client, unless the client and IronBridge contractually agree otherwise.
Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”) of IronBridge, or his designee.
Approved: July 2009
Revised:

IronBridge Capital Management, L.P. (“IronBridge”)
Portfolio Valuation Policy
32.01 Portfolio Valuation Policy
IronBridge uses pricing information provided by Bloomberg L.P. (IronBridge’s “Primary Pricing Source”) for purposes of valuing client portfolios for investment performance calculation purposes. Unless otherwise directed by the client, IronBridge uses pricing information provided by the Primary Pricing Source for fee billing purposes.
On a daily basis IronBridge performs a price review by comparing prices from the Primary Pricing Source to Standard & Poor’s Compustat XpressFeed (“Secondary Pricing Source”). Any variances greater than 3% are researched and resolved by the Valuation Officer.
Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”) of IronBridge, or his designee.
32.02 Fair Valuation Policy
In the rare instance where the Primary Pricing Source is unable to render a price, where IronBridge portfolio managers strongly believe the Primary Pricing Source is not pricing a security fairly or where a security has halted trading, IronBridge’s Fair Valuation Committee (“Committee”) will determine a fair value for that security. The Committee is comprised of the Valuation Officer and the portfolio managers. The CCO will also participate in Committee meetings; however, he will be a non-voting member. When determining a fair value for a security, IronBridge will attempt to obtain a quote from at least one independent pricing source, preferably two or more. At least two members of the Committee, typically the Valuation Officer and a Portfolio Manager not responsible for the strategy, will make a determination as to whether these quotes represent fair value. If IronBridge is unable to obtain quotes or determines the quotes received do not represent fair value, it will establish a fair valued price for the security based on the firm’s knowledge of the security and current market conditions, among any other considerations deemed appropriate. No single factor or approach will be implemented by IronBridge in every case of determining a fair value for a security, as each individual case is unique in nature. IronBridge’s objective in determining a fair value price will be to determine a price IronBridge believes it could reasonably receive upon a current sale. The CCO will document the rationale used to establish a fair valued price for the security.
When determining a fair value for securities held within an IronBridge advised or sub-advised registered investment company (mutual fund) accounts, IronBridge will work with an appropriate agent of the fund to price the security in accordance with the mutual fund’s fair valuation policy and process.
Fair valued securities will be reviewed by the Committee regularly, but no less frequently than at month-end The fair valued price will be adjusted as appropriate by IronBridge or priced by the Primary Pricing Source as soon as the price is available and deemed to be reliable. Documentation of fair valued securities and the rationale supporting the fair valuation will be maintained by the CCO.
32.03 Financial Accounting Standards No. 157
Pursuant to Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”), a fair value price must be designated based on the inputs used to determine the fair value of investments of public companies which includes mutual funds. IronBridge currently provides advisory and sub-advisory services to registered mutual funds. IronBridge is not responsible for pricing of the securities within the mutual funds, but may be requested by the mutual fund to provide input on a fair valuation determination. To that end, IronBridge has included information on FAS 157 in this policy related to the assignment of a hierarchy level to securities fair valued by IronBridge. Factors to consider in assigning a hierarchy level are included below.
FAS 157 Fair Value Hierarchy
The fair value hierarchy gives the highest priority to quoted prices in active markets and gives the lowest priority to unobservable inputs. Some of the key differentiating factors are:
Level 1
•	Observable

•	Quoted prices for identical assets or liabilities in active markets
Level 2
•	Quoted; similar items in active markets

•	Quoted, identical/similar items, no active market

•	Must be observable for substantially the full term
Level 3
•	Unobservable inputs (e.g., a company’s own data)

•	Market perspective still required

32.04 Record Retention Requirements
IronBridge will maintain a record of documents in connection with this policy as required in its Record Retention Policy.
Approved: July 2009
Revised:

IronBridge Capital Management, L.P. (“IronBridge”)
Proxy Voting Policy
33.01 Overview
This proxy voting policy (the “policy”) is designed to provide reasonable assurance that proxies are voted in the clients’ best interest (including mutual funds advised or sub-advised by IronBridge), when the responsibility for voting client proxies rests with IronBridge. IronBridge has engaged ISS Governance Services, a division of the RiskMetrics Group (“ISS”), a third party proxy voting agent, to research proxy proposals, provide vote recommendations and vote proxies on behalf of IronBridge.
Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”) of IronBridge, or his designee.
33.02 Role of Proxy Voting Agent
IronBridge has engaged ISS, an independent proxy voting service, to assist in the voting of proxies. ISS is responsible for coordinating with each client’s custodian, to ensure that all proxy ballots relating to a client’s portfolio securities are processed in a timely manner. ISS, with its vast research capabilities, has developed guidelines for proxy voting that are designed to serve the best interests of investors. These guidelines outline the rationale for determining how particular issues should be voted. IronBridge has adopted the ISS 2009 U.S. Corporate Governance Policy Guidelines and the 2009 International Corporate Governance Policy and has instructed ISS to vote in accordance with them unless the following conditions apply:
A.	IronBridge’s portfolio management team has decided to override the ISS vote recommendation for a client based on its own determination that the client would best be served with a vote contrary to the ISS recommendation. Such decisions will be documented by IronBridge and communicated to ISS; or

B.	ISS does not provide a vote recommendation, in which case IronBridge will independently determine how a particular issue should be voted. In these instances, IronBridge, through its portfolio management team, will document the rationale used in determining a vote and communicate IronBridge’s voting instruction to ISS. IronBridge will generally seek to vote in accordance with ISS’ standard guidelines.

33.03 Conflicts of Interest
IronBridge does not address material conflicts of interest that could arise between IronBridge and its clients related to proxy voting matters. Since IronBridge relies on ISS to cast proxy votes independently, as described above, IronBridge has determined that any potential conflict of interest between IronBridge and its clients is adequately mitigated. However, when IronBridge is involved in making the determination as to how a particular proxy proposal will be voted, the Portfolio Manager will consult with the CCO to determine if any potential material conflicts of interest exist or may exist that require consideration before casting a vote. For purposes of this policy, material conflicts of interest are defined as those conflicts that a reasonable investor would view as important in making a decision regarding how to vote a proxy. The CCO in consultation with the Portfolio Manager of that particular style will determine whether the proxy may be voted by IronBridge, whether to seek legal advice, or whether to refer the proxy to the client(s) (or another fiduciary of the client(s)) for voting purposes.
Additionally, ISS monitors its conflicts of interest in voting proxies and has provided IronBridge a written summary report of its due diligence compliance process which includes information related to ISS’ conflicts of interest policies, procedures and practices. IronBridge will review updates from time to time to determine whether ISS’ conflicts of interest may materially and adversely affect IronBridge’s clients and, if so, whether any action should be taken as a result.
33.04 Record Retention Requirements
ISS shall maintain the following proxy voting records:
A.	Proxy statements received regarding client securities. Electronic statements, such as those maintained on EDGAR or by a proxy voting service are acceptable; and

B.	Records of proxy votes cast on behalf of each client for a period of five years.
IronBridge shall maintain the following required proxy voting records:
A.	Documents prepared by IronBridge that were material to making the decision of how to vote proxies on behalf of a client;

B.	Records of clients’ written or oral requests for proxy voting information, including a record of the information provided by IronBridge; and

C.	Current and historical proxy voting policies and procedures.

IronBridge will keep records in accordance with its Record Retention Policy.
Approved: July 2009
Revised:

IronBridge Capital Management, L.P. (“IronBridge”)
Portfolio Management Process Policy
34.01 Introduction
This policy is designed to ensure that portfolio management operates in accordance with: clients’ mandates, investment objectives and investment restrictions; written disclosures; management objectives; and IronBridge’s fiduciary obligation to treat all clients fairly.
Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”) of IronBridge, or his designee.
34.02 Investment Philosophy
IronBridge’s investment philosophy is rooted in an economic return framework, which strips out material accounting distortions and provides insights into wealth creation and valuation. IronBridge invests in companies allocating capital consistent with shareholder value who have a high probability of beating expectations implied by the current share price. Risk is controlled by diversifying across sectors and life cycles, which forces excess performance to come from stock selection.
IronBridge applies this investment philosophy to all of its styles and manages its clients’ accounts against a model portfolio. Once decisions are made to change a model holding or percentage of a holding, IronBridge will implement such changes to applicable accounts. IronBridge may deviate from this general approach under certain circumstances, for example, to accommodate client tax considerations, client cash needs and/or availability, or specific client investment restrictions.
34.03 Allocation of Investment Opportunities
Portfolio managers are responsible for managing client accounts according to the investment objectives outlined in the client’s contract with IronBridge. In general, investment opportunities are made available to all clients that are eligible to participate and where such investment opportunities are deemed appropriate for the specific client. To the extent an investment opportunity is considered for multiple investment styles, IronBridge will examine each style’s particular needs and risk controls, in conjunction with the firm’s overall investment process, to determine in which styles to allocate the security. This analysis is documented within IronBridge’s proprietary research database.

Generally, IronBridge will not buy (or sell) a security in a style while selling (or buying) the same security in another style. Should the rare circumstance arise where the same security may be bought and sold for separate client accounts, the portfolio manager will take action that is fair and equitable to the clients participating in the transactions. Situations where this scenario may arise include conflicting transactions based on cash needs of client(s) or cash needs of a client and a program trade across all similarly managed client accounts. The portfolio manager will discuss these situations with the CCO and document the rationale used as the basis of the decision.
34.04 Compliance with Investment Guidelines
Each client account managed by IronBridge has investment guidelines and constraints established based on the investment objectives and limitations set forth in the client’s agreement. Agreements vary by account, but generally include: (1) the prospectuses and statements of additional information for the registered mutual funds for which IronBridge serves as investment adviser or sub-adviser and the investment advisory agreements; (2) related contractual investment guidelines for separate accounts, as applicable; and (3) offering memorandum for private funds.
The following measures are taken to ensure compliance with individual client account investment guidelines and restrictions:
A.	A client’s investment policies, objectives, guidelines and restrictions are reviewed by the CCO prior to entering in the agreement to ensure IronBridge can comply with the client’s requirements;

B.	To the extent possible, the investment restrictions are programmed into IronBridge’s trade order management system and proprietary research database;

C.	All client accounts are monitored and reviewed by the portfolio manager(s) responsible for that investment style; and

D.	The CCO regularly reviews reports generated by IronBridge’s order management system reporting potential or actual violations of investment thresholds.

34.05 Record Retention Requirements
IronBridge will maintain a record of documents in connection with this policy as required in its Record Retention Policy.
Approved: July 2009
Revised:

IronBridge Capital Management, L.P. (“IronBridge”)
Market Manipulation Policy
35.01	Statement of Policy

IronBridge specifically prohibits employees from taking actions, while trading in IronBridge client portfolios, designed to manipulate the trading market which results in an “artificial” price (i.e., a price not truly determined by market forces) within the security. Examples of prohibited strategies used to manipulate the trading market include, but are not limited to:
1.	Portfolio Pumping — aggressively purchasing shares of less-liquid securities with the intent to increase the share price, generally executed near the end of a reporting period, in an effort to increase the price of certain less-liquid equity holdings.

2.	Window Dressing — changing securities held within a portfolio near the end of a reporting period specifically to mislead the public.

3.	Marking the Close — attempting to influence the closing price of a security.

4.	Distributing False Information — intentionally creating or spreading false information with the intent to influence security prices.
Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”) of IronBridge, or his designee.
35.02	IronBridge Actions
1.	Employee Actions

If any employee believes: (i) s/he has willingly engaged in any of the above activities defined in section 35.01; (ii) s/he inadvertently participated in any of the above activities; or (iii) a fellow employee engaged in any of the activities noted above, they should:
4.	Immediately report the information to the CCO or President;

5.	Not purchase or sell applicable securities either on their own behalf or on behalf of others, including any client account managed by IronBridge; and

6.	Not communicate the information inside or outside of IronBridge, other than to the CCO or President.
After the CCO or President has reviewed the issue, the employee will be provided with further actions to take (or not to take).

2.	Management Actions

Upon review of the information presented, the CCO or President will take the following actions, as deemed appropriate:
8.	Consider a halt to all firm trading activity in the security;

9.	Consider a halt to all recommendations of the security;

10.	Consider disciplinary actions to be taken against the employee, including reporting to applicable legal and/or regulatory authorities;

11.	Consult with other senior members of the firm; and

12.	Notify legal counsel and request advice as to what further steps should be taken.
In addition, the CCO or President shall confidentially document the firm’s actions in addressing the matter.
Approved: July 2009
Revised:

IronBridge Capital Management, L.P. (“IronBridge”)
Performance Fee Policy
41.01	Statement of Policy

The Investment Advisers Act of 1940 (“Advisers Act”) generally prohibits investment advisers from being compensated on the basis of capital appreciation in a client’s account, commonly referred to as performance-based fees. However, IronBridge may apply performance-based fees in certain circumstances, subject to adequate client disclosure. IronBridge will comply with specifically agreed to provisions in client agreements regarding the calculation and billing of fees including the basis for calculating such fees.

Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”) of IronBridge, or his designee.
41.02	Permitted Performance Fees
1.	IronBridge typically charges clients an advisory fee based on a percentage of assets under management, an acceptable practice for all clients.

2.	For some sophisticated clients (as defined below), IronBridge may charge a performance-based fee, in addition to an advisory fee based on a percentage of assets under management, based on a percentage of outperformance of the benchmark of the client’s account.

3.	For purposes of this policy, sophisticated clients are generally defined as:
a.	Individuals or companies that have at least $750,000 under management with IronBridge immediately after entering into the contract;

b.	Individuals or companies that IronBridge reasonably believes have a net worth of more than $1,500,000 or are “qualified purchasers” under Section 2(a)(51)(A) of the Investment Company Act of 1940 (the “Investment Company Act”). (In summary, this section of the Investment Company Act includes persons or family-owned companies with at least $5 million in assets, trusts managed by the qualified purchaser or persons owning and investing at least $25 million for their own or another qualified purchaser’s accounts.);

c.	Individuals who immediately before entering into a contract are either: (1) executives officers, directors, trustees, general partners or hold similar positions with IronBridge; or (2) employees of IronBridge who have participated in IronBridge’s, or another company’s, investment functions for at least one year; or

d.	Private funds relying on exception Section 3(c)(1) of the Investment Company Act where each of its equity owners (other than the adviser or owners not charged a fee based on capital gains or appreciation) is an individual or company, and who are individually deemed a qualified client under the $750,000/$1.5 million tests, as described above. This “sophisticated client” requirement is not met if non-qualified clients are pooled together to reach the $750,000/$1.5 million mark.
41.03	Record Retention Requirements

IronBridge will maintain a record of documents in connection with this policy as required in its Record Retention Policy.
Approved: July 2009
Revised:

IronBridge Capital Management, L.P. (“IronBridge”)
Client & Regulatory Disclosures Policy
45.1	Overview

The Investment Advisers Act of 1940 (“Advisers Act”) requires IronBridge to provide certain disclosures to prospective and existing clients. This policy is designed to provide reasonable assurance that IronBridge will provide appropriate disclosures to clients on a timely basis.

Questions regarding this policy should be directed to the Chief Compliance Officer (“CCO”) of IronBridge, or his designee.
45.2	Form ADV Part II

The Advisers Act requires IronBridge to provide a written disclosure brochure to prospective and existing clients. IronBridge uses Part II of Form ADV as its disclosure brochure. The CCO, or his designee, is responsible for maintaining and updating IronBridge’s Form ADV Part II. Any employee who believes that a change should be made to IronBridge’s Form ADV should discuss such change with the CCO. All changes to IronBridge’s Form ADV will be made with the approval of the CCO. Further, the CCO shall conduct a periodic review in connection with his routine filing of Form ADV, and document his review.
A.	Initial Delivery

Part II of Form ADV must be provided to a client or prospective client either:
1.	At least 48 hours prior to entering into an advisory agreement; or

2.	At the time of entering into the investment advisory agreement, provided the client may terminate the agreement without penalty within five business days after entering into the advisory agreement.
B.	Private Fund Investors

IronBridge shall provide Part II of Form ADV to all prospective investors within its managed private funds prior to investment in the private fund.
C.	Annual Offer

The CCO, or his designee, shall be responsible to ensure on an annual basis IronBridge delivers, or offers to deliver in writing, without charge a copy of Form ADV Part II upon written request from a client or private fund investor. IronBridge shall record the date a request is received from any client or investor, and shall mail the brochure in response to such requests within seven days.
45.3	Financial Condition of IronBridge

In the event that IronBridge’s financial condition becomes likely to impair the firm’s ability to meet its contractual commitments to any client, its condition shall be disclosed to the affected clients.

45.4	Legal and Disciplinary Events

IronBridge shall disclose to its clients any legal or disciplinary event that may be material to a client’s evaluation of the firm’s integrity or ability to meet contractual commitments, for a period of ten years from the time of the event.

45.5	Privacy Notices

IronBridge shall deliver regular privacy notices, as addressed in IronBridge’s Privacy Policy.

45.6	Private Fund Disclosures

IronBridge shall strive to ensure all disclosures, as required within each IronBridge-managed private fund’s offering documents, are properly provided to fund investors. IronBridge shall maintain a checklist of documents required to be provided (including the timing of such production) for each of its funds managed. The CCO shall routinely review the checklist, and shall evidence his review of the checklist.

45.7	Solicitors Disclosures

As addressed in IronBridge’s Solicitors Policy, when engaging a third-party solicitor IronBridge shall receive a signed and dated statement from the client acknowledging receipt of the third-party solicitor’s required client disclosures before, or at the time of, entering into any investment management agreement.

45.8	Record Retention Requirements

IronBridge will maintain a record of the written agreements and client disclosures in connection with this policy. See IronBridge’s Record Retention Policy for more information regarding its record keeping requirements.
Approved: July 2009
Revised:

IronBridge Capital Management, L.P. (“IronBridge”)
Communications Policy
46.1	Overview

This policy applies to external communications, including media communications and all other forms of communications with outside parties. For purposes of this policy, marketing materials refers to those communications (including communications to existing and prospective clients, consultants and other outside parties) that incorporate the offer of IronBridge’s advisory services.

Questions regarding this policy should be directed to the Chief Compliance Officer (“CCO”) of IronBridge, or his designee.
46.2	Marketing Materials
A.	Marketing Materials Review Procedures
1.	Adviser-Only Materials

New marketing materials (including updates to IronBridge’s website) should be routed to the CCO, or his designee, for review and approval, prior to distribution. Once approved, non-material changes to adviser-only materials will not require re-submission for approval.
B.	General Content Standards

IronBridge will endeavor to ensure all marketing materials:
1.	Do not include false or misleading statements of material fact;

2.	Disclose all material information;

3.	Are presented in a fair and balanced manner;

4.	Do not imply that charts, graphs, formulas or other such devices alone are sufficient guidance for making investment decisions;

5.	Do not include testimonials including statements by current or former clients; and

6.	Include a list (or partial list) of current clients only after approval by the CCO. In approving such pieces, the CCO shall reasonably ensure: (i) the client provided written approval to be included on the list; and (ii) appropriate SEC disclosure language is included on the piece. The CCO shall periodically review such materials in an effort to ensure materials do not include the names of persons or institutions who are no longer clients.

C.	Performance Advertising Standards

While performance data is not required to be presented, the following guidelines should be followed when advertising performance data in marketing materials:
1.	All performance data should be presented fairly;

2.	Performance data related to periods when a portfolio manager was employed by a firm other than IronBridge shall be consistent with SEC, GIPS and other regulatory requirements;

3.	Performance data related to a model or hypothetical portfolio will not be presented. All data must relate to actual performance; and

4.	IronBridge may show gross-of-fee performance information in one-on-one presentations to sophisticated clients (including institutions and wealthy individuals) provided all appropriate “gross-of-fee” disclosures, as determined by the CCO or his designee, are used. IronBridge may also, as deemed appropriate, show performance data net of applicable fees that a client would have paid.
46.3	External Communications
A.	Performance Information

Employees should not communicate performance information to outside parties, other than clients, prospects or consultants without prior approval by the CCO, or his designee. Employees should be mindful of IronBridge’s Privacy Policy in providing information to outside parties.

B.	Client Security Recommendations, Holdings and Transactions

Employees are expected to not divulge information regarding IronBridge’s securities recommendations or client securities holdings to any individual outside of the firm, unless approved by the CCO.

C.	Client Lists

IronBridge may include client lists in marketing materials. However, these materials may not include client testimonials and the CCO, or his designee, shall reasonably ensure all required disclosures are included.

D.	Mutual Fund Portfolio Holdings

Employees are expected to adhere to any IronBridge sub-advised mutual fund’s policy on disclosure of the fund’s portfolio holdings.

E.	Client Reporting

IronBridge may report to a client regarding that client’s specific account information without treating such reports as marketing or advertisement pieces, so long as the communication does not entail a solicitation of one of IronBridge’s other products or services. However, any client communication must be fair, balanced, not misleading and include all material facts and required disclosures.

F.	Private Fund Prospective Investors

Private funds managed by IronBridge may only be offered to accredited investors pursuant to: (i) a determination by IronBridge that the prospective investor is qualified; and (ii) the acceptance of applicable signed offering documents by IronBridge, as administered by the CFO.

Employees are generally prohibited from discussing IronBridge managed private funds with non-investors. IronBridge approved employees (including senior management and sales/client services staff) may discuss IronBridge managed private funds with prospective investors pursuant to the procedures outlined above.

G.	Unsolicited Requests

IronBridge may freely respond to unsolicited requests from clients, prospective clients, consultants and other outside parties regarding testimonials, past specific profitable recommendations, and other performance matters. Any such communication should be in response to a specific unsolicited request, i.e., IronBridge employees may not induce a client, consultant or other outside party to request such information
46.4	Electronic Delivery of Information

Employees may send information to clients and other parties (such as, brokers, custodians and banks) electronically, while maintaining appropriate safeguards, as outlined within the Privacy Policy. The employee shall take reasonable steps to ensure the electronic form of the information is substantially comparable to the paper form of the same information. See the Record Retention Policy for more information.
46.5	Media and Public Speaking Communications

No employee may communicate with the press without the prior approval of the CCO, or his designee. All interview requests from the media should be routed to the CCO, or his designee. The following guidelines should be followed in connection with interviews and discussions with the media as well as external speaking engagements and group presentations.
A.	General Guidelines

1.	Employees should not identify nor discuss specific private client accounts.

2.	Employees should use caution in discussing performance. Any performance information provided should represent all information provided in IronBridge’s written materials.
a.	Employees should not discuss performance of specific client accounts, including IronBridge managed private funds and mutual funds sub-advised by IronBridge.

b.	Employees should not discuss performance in verbal interviews, as it is not possible for the employee to relate all of the required disclosure language.

c.	Employees should never guarantee, promise, or predict a specific level of investment performance.
3.	Employees should not discuss confidential firm information, including legal or regulatory issues involving IronBridge or any mutual fund sub-advised by IronBridge.

4.	Employees should refrain from discussing competitors in a negative manner.

5.	Employees should clearly communicate to the reporter when they wish to go “off the record”.

6.	Employees should not answer questions they are not comfortable answering even when feeling pressure from the reporter. Rather, the employee should indicate that he/she would need to look into the question further before answering.
46.6	Client Complaints

All client complaints should be routed to the CCO, or his designee, for further direction. IronBridge defines a complaint as any written statement of a client or any person acting on behalf of a client alleging a grievance due to mistreatment by IronBridge with respect to its management of the client’s account.
46.7	Record Retention Requirements

IronBridge will maintain a record of all outside communications outlined within their policy, as dictated by IronBridge’s Record Retention Policy. Included within these records, the CCO shall maintain a file of all marketing materials approved for use.
Approved: July 2009
Revised:

IronBridge Capital Management, L.P. (“IronBridge”)
Solicitors Policy
47.1	Overview

This policy applies to solicitation arrangements where IronBridge pays cash referral fees to outside unaffiliated entities (including broker-dealers) who directly or indirectly solicit any client for, or refer any client to, IronBridge.

Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”) of IronBridge, or his designee.
47.2	Disqualification of Solicitors

All outside solicitors shall attest that they are eligible to receive a cash-referral fee under Rule 206(4)-3 of the Investment Adviser’s Act of 1940 (“Advisers Act”).
47.3	Written Agreement

Any cash referral fee paid to a solicitor must fall under a written agreement between the solicitor and IronBridge. Written agreements with unaffiliated solicitors must:
A.	Describe the entity’s activities and compensation;
B.	Contain an acknowledgement that the entity will perform duties under the agreement in a manner consistent with IronBridge’s instructions and the provisions of the Advisers Act; and
C.	Require the entity, at the time of any solicitation activity, to provide the client with a copy of IronBridge’s Form ADV Part II and a separate written disclosure statement described in Section 47.4 of this policy.
     IronBridge shall make an effort to provide reasonable assurance the solicitor has complied with the provisions of the agreement.
47.4 Client Disclosures
A.	The following required client disclosures may be made electronically. Prior to being paid a cash referral fee, outside (unaffiliated) entities are required, at the time of the solicitation, to provide clients with:
1.	A copy of IronBridge’s Form ADV Part II.

2.	A copy of a separate written disclosure containing:

a.	The names of IronBridge and the outside entity (unaffiliated solicitor);

b.	The nature of the relationship between IronBridge and the solicitor, including any affiliation;

c.	A description of the terms of compensation to be paid to the unaffiliated solicitor; and

d.	The additional amount, if any, the client is to be charged as a result of the solicitation agreement.
IronBridge must receive a signed and dated statement from the client acknowledging receipt of these disclosures before or at the time of entering into any advisory agreement with the client.
47.5	Prohibitions

IronBridge will refrain from the following practices with respect to solicitation arrangements:
A.	IronBridge will not pay non-cash referral fees to solicitors (e.g., directed brokerage arrangements).

B.	IronBridge will not knowingly pay referral fees to a fiduciary of an ERISA plan in exchange for securing investment management services for such plan, unless the solicitation arrangement is structured to comply with applicable ERISA regulations.
47.6	Record Retention Requirements

IronBridge will maintain a record of the written agreements and client disclosures in connection with this policy. See IronBridge’s Record Retention Policy for more information regarding its record keeping requirements.
Approved: July 2009
Revised: